Exhibit 10.14

TXI

THREE YEAR INCENTIVE PLAN

FOR THE THREE CONSECUTIVE FISCAL YEAR PERIOD

ENDING MAY 31, 2009

1.	PURPOSE:

This Plan and subsequent Plans are created for these reasons:

A.	To create an interest (focus) for Plan participants that mirrors the interest of the Company’s shareholders.

B.	Focus Plan participants on medium-term growth and profitability.

C.	Provide an opportunity for participants to accumulate estate building capital.

D.	Provide an incentive necessary to retain and recruit top-quality executives.

2.	PERFORMANCE PERIOD:

The three fiscal years beginning June 1, 2006 and ending May 31, 2009.

3.	PARTICIPANTS:

Participants are recommended by management and approved by the Compensation Committee of the Board of Directors. The initial participants are listed in Section 8 of this Plan document.

4.	ADMINISTRATION:

A.	The Compensation Committee of the Board of Directors approves and interprets this Plan.

B.	The President and Chief Executive Officer, the Executive Vice President, Finance and Chief Financial Officer and the Vice President of Human Resources, together, have the authority to add or delete acquired or divested operations to incentive plans and make minor adjustments to reflect the spirit and objectives of the Plan. Such changes will be reported to the Compensation Committee of the Board of Directors.

5.	MINIMUM AWARD HURDLE:

A.	Achievement of an award is dependent on attainment of a three (3) year consolidated average return-on-equity for the performance period (ROE) equal to or greater than fourteen percent (14%).

B.	ROE is the average of the net income of the Company as a percentage of the average shareholders’ equity of the Company for each fiscal year in the performance period, based on the net income and shareholders’ equity reported to shareholders in the Company’s consolidated financial statements for periods included in the performance period, rounded to the nearest one-tenth (1/10) of one percent (1%). A fiscal year’s “average shareholders’ equity” is the average of its four (4) fiscal quarters’ shareholders’ equity. A “fiscal quarter’s shareholders’ equity” is the sum of its beginning and ending balances divided by two.

C.	The minimum ROE hurdle for any future plan or performance period will be separately established by the Compensation Committee of the Board of Directors.

6.	ELIGIBILITY FOR AWARDS:

Awards will be paid only to participants who meet the following eligibility requirements:

A.	All participants must be approved by the Compensation Committee of the Board of Directors and remain continuously employed by the Company from the time approved through the end of the performance period. Those who are approved during the performance period will have their award pro-rated in six month increments (i. e., participation for an increment of less than six months will not be included in the calculation) for the amount of time they participated prior to the end of the performance period, with a six (6) month minimum participation requirement for eligibility for payment of an award.

B.	To receive an award, a participant must be classified as a regular employee on the last day of the performance period. Participation in any incentive plan is not considered an employment agreement or a guarantee of employment or compensation.

7.	AWARDS

A.	The amount of an award is based on the ROE for the Company and is calculated as a percentage of base salary on the last day of the performance period. See schedule of percentages in Section 9.

B.	All taxes and other deductions required by law will be withheld.

C.	The Compensation Committee of the Board of Directors may elect to pay awards in cash, stock equivalent or combination of cash and stock. Notwithstanding any provision hereof to the contrary, to the extent that Section 162(m) of the Internal Revenue Code of 1986, as amended, would limit the Company’s deduction of any portion of an award if it were paid to a participant, if such nondeductible portion exceeds $25,000, then payment of such nondeductible portion of the award shall be deferred by the Company until 15 days after the earlier of (i) the first time the deductibility of a payment of some or all of such deferred amount will not be limited by Section 162(m) (as reasonably determined by the Company), and (ii) the date such participant’s employment with the Company is terminated. The deferred amount will bear interest until paid at the average U.S. Treasury Bill rate for Treasury Bills with a three month maturity (calculated as the average of such rates on the first day of the deferral period and at the end of each fiscal quarter during the deferral period), and upon payment of any portion of the deferred amount the interest thereon will be paid at the same time and in the same form as the deferred amount is paid.

D.	No awards are earned or payments due until the awards are approved by the Compensation Committee of the Board of Directors. Awards are expected to be distributed no later August 15 following the end of the performance period.

E.	Amendments and exceptions to the Plan provisions must be approved by the Compensation Committee of the Board of Directors, except as provided in Section 4.B.

8.	PARTICIPANT LIST

The following is a list of employees recommended and approved to participate in this Plan :

Mel G. Brekhus	President and Chief Executive Officer
Richard M. Fowler	Executive VP, Finance
Kenneth R. Allen	VP and Treasurer
Frederick G. Anderson	VP, General Counsel & Secretary
Barry M. Bone	VP, Real Estate
J. Lynn Davis	VP, Cement
William J. Durbin	VP, Human Resources
George E. Eure	VP, Expanded Shale and Clay
E. Leo Faciane	VP, Environmental Affairs
Philip L. Gaynor	VP, Cement Manufacturing
Carl Gentile	VP, Information Systems
D. Randall Jones	VP, Communications & Governmental Affairs
J. Michael Link	VP, Controller, Cement, Aggregate, & Concrete
Stephen D. Mayfield	VP, Aggregates
James R. McCraw	VP, Accounting & Information Services
Michael E. Perkins	VP, Concrete
Ronnie A. Pruitt	VP, Aggregate and Cement Marketing and Sales
J. Barrett Reese	VP, Marketing, Cement, Aggregate, & Concrete
James B. Rogers	VP, Consumer Products
Thomas L. Vines	VP, Corporate Controller

9.	AWARD SCHEDULE

Three-Year Incentive Plan

For The Three Consecutive Fiscal Year Period

Ending May 31, 2009

Three-Year Average ROE	Award as a % of Base Pay
14% to less than 16%	50%
16% to less than 18%	70%
18% to less than 20%	100%
20% and above	140%

The President and Chief Executive Officer award will be double that of the schedule’s base pay percentage.

Approved:

Title:	Date